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TREE.COM, INC.
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Excerpts From Tree.com, Inc. 1st Quarter Earnings Conference Call
May 12, 2011
4:30 pm Eastern Time

Speakers:

Douglas R. Lebda. Chairman and Chief Executive Officer

Tamara Kotronis, SVP, Financial Planning & Analysis and Investor Relations

Douglas R. Lebda:

Thanks, operator, and thank you to everyone for joining us today for Tree.com’s Q1 2011 earnings conference call. First, a quick disclaimer: during this call, we may discuss Tree.com’s plans, expectations, outlook or forecast for future performance. These forward-looking statements typically are preceded by words such as “we expect”, “we believe”, “we anticipate”, “we are looking to” or other similar statements. These forward-looking statements are subject to risks and uncertainties and Tree.com’s actual results could differ materially from the views expressed today.

Some of the risks we face have been set forth in our earnings release and in greater detail in our periodic reports filed with the SEC. We will also discuss certain non-GAAP measures such as EBITDA and adjusted EBITDA. I refer you to today’s press release for all the comparable GAAP measures, definitions and full reconciliations of adjusted EBITDA, and EBITDA to net income.

Before beginning a discussion of our Q1 results, I’d like to first put them in the context of the significant announcement we made today regarding the sale of certain assets of LendingTree Loans to Discover Financial Services. Late last year, anticipating a rise in interest rates and corresponding expectations of falling loan origination volume and shrinking margins, our board of directors contemplated the strategic direction of the total company, and as part of that, LTL. The board’s conclusion was that to succeed as a lender, we needed to do two things: one, be able to scale the business significantly larger and two, diversify lead sources away from LendingTree long form volume. So, in that context, our SurePoint transaction made perfect sense. As part of our strategic review, our board also thought that we should simultaneously have conversations with potential acquirers of the business where LTL could be an even better fit. We subsequently negotiated a deal with Discover that our board unanimously believes to be in the best interests of our shareholders. From our side, this will bring several benefits: 1, bring in substantial cash to the company. 2, free up even more cash that’s tied up in warehouse covenants at LTL. 3, enable us to route volume back to our exchange lenders that in today’s rate environment will monetize more profitably than via LTL, and 4, enable us to focus on our core competency - growing the best lead generation business for both consumers and partners.

We believe Discover is an ideal transaction partner because of the synergies they have with the LTL platform. Their bank charter significantly simplifies the state licensing challenges (and costs) of a non-bank mortgage company. They have a lower cost of capital than Tree. And they have a significant source of cross-sell capability from their other lines of business.

…

Tamara Kotronis

Thanks Doug, and good morning to all on the line.

While I will hit the highlights of our Q1 financial results, you can see most of that in the earnings press release.  As such, I am going to spend a good bit of my time talking about the LendingTree Loans and Discover transaction and what that means for our company.

Yesterday we signed a definitive agreement to sell certain assets of our mortgage origination subsidiary LendingTree Loans to Discover Bank, a subsidiary of Discover Financial Services.  In exchange for the LendingTree Loans assets, Tree.com will receive a net purchase price of approximately $55.9 million dollars.  Post close Discover will leverage LTL’s existing expertise for converting LendingTree leads, and will be a significant partner with us on our mortgage network.

Until then, we will generally operate LendingTree Loans in the ordinary course of business.  LTL will continue receiving leads generated by the LendingTree brand in addition to maintaining its lead diversification posture with third party aggregator volume.  Upon close, Discover will receive the operating assets of the LTL mortgage business, and Tree will retain the loans held for sale and pre close liabilities.  Retained liabilities include potential loan losses on past mortgage loans sold.  At the end of Q1, we have reserved $19.5 million dollars for potential loan losses.  As part of normal course of business we will continue working with investors on potential loan buybacks as they arise.  Until the closing, we will also maintain our relationship with our warehouse lenders as a normal part of the mortgage operations.

As a result of this pending transaction, starting in Q2 we will be presenting the LendingTree Loans results in Discontinued Operations, and we will be recasting comparable periods to conform to that presentation.

…